Exhibit 10.3

AMENDMENT NO. 1

TO

RESTRICTED STOCK AWARD AGREEMENT

DATED AS OF DECEMBER 2, 2004

BETWEEN

ZENITH NATIONAL INSURANCE CORP.

 AND

JOHN J. TICKNER

1.  John J. Tickner (the “Grantee”) and Zenith National Insurance Corp. (the “Company”) are parties to a Restricted Stock Award Agreement dated as of December 2, 2004 (the “Award Agreement”), covering two thousand (2,000) shares of Restricted Stock awarded to Grantee pursuant to the Zenith National Insurance Corp. 2004 Restricted Stock Plan (the “Plan”).  Capitalized terms have the meaning ascribed to them in the Plan and Award Agreement, unless otherwise defined herein.  Where the context permits, references to the Company or any of its Subsidiaries shall include the successors to the foregoing.

2.  This Amendment No. 1 dated February 24, 2005 is hereby made a part of, and expressly incorporated into, the Award Agreement as an amendment thereto.  In the event any provision of this Amendment and any provision of the Award Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall control.

3.  The parties agree to amend the Award Agreement by deleting Paragraph 8 thereof in its entirety and substituting the following therefor:

8.             Termination of Employment or Service.

(a)   Upon the Grantee’s death or termination of employment with or service to the Company due to Disability, the restrictions set forth in Paragraph 3(a) shall lapse.

(b)   Upon termination of the Grantee’s employment with the Company or any Subsidiary thereof for any reason (other than death or Disability) prior to the lapsing of restrictions with respect to any portion of the Restricted Stock granted hereunder, the Grantee shall forfeit any rights to the shares of Restricted Stock with respect to which the restrictions have not lapsed and shall have no further rights thereto.  For purposes of this Paragraph 8(b), termination of the Grantee’s employment shall be disregarded if, immediately following such termination, the Grantee continues providing services to the Company as a consultant or independent contractor.

(c)   Upon termination of the Grantee’s services to the Company as a consultant or independent contractor (other than death or Disability) prior to the lapsing of restrictions with respect to any portion of the Restricted Stock granted hereunder, the Grantee shall forfeit any rights to the shares of Restricted Stock with respect to which the restrictions have not lapsed and shall have no further rights thereto; provided, however, that if the Company terminates the Grantee’s services without “cause” (as defined in the applicable consulting agreement or contract), the restrictions set forth in Paragraph 3(a) shall lapse upon such termination.

(d)   Upon forfeiture of any shares of Restricted Stock, to the extent the Grantee paid the purchase price of such forfeited shares in a manner other than services rendered, the Company shall repurchase such shares from the Grantee at a price per share equal to the lesser of (i) the Fair Market Value of such shares at the time of forfeiture or (ii) the price Grantee paid for such shares initially.

Except as specifically modified herein, the parties expressly reaffirm the terms and conditions of the Award Agreement.

Dated: February 24, 2005

Zenith National Insurance Corp.				Grantee:

By:	/s/	William J. Owen	/s/	John J. Tickner
Name:		William J. Owen		John J. Tickner
Senior Vice President
And Chief Financial Officer